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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        DATE OF REPORT: OCTOBER 17, 2005
                        (Date of earliest event reported)

                           GOLD BANC CORPORATION, INC.
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             (Exact name of registrant as specified in its charter)

          Kansas                        0-28936                48-1008593
(State or other jurisdiction          (Commission             (IRS Employer
     of incorporation)                File Number)          Identification No.)

                    11301 NALL AVENUE, LEAWOOD, KANSAS 66211
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               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (913) 451-8050

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     SETTLEMENT OF IRS CLAIMS ARISING FROM PURCHASE OF MULTIFAMILY HOUSING REVENUE BONDS

     On October 17, 2005, our banking subsidiary Gold Bank Kansas (referred to in this report as the "Bank") entered into three settlement agreements (each called a Closing Agreement on Final Determination Covering Specific Matters and collectively referred to in this report as the "IRS Settlement Agreements") with the Internal Revenue Service ("IRS") arising from the Bank's purchase of an aggregate of $14.2 million in multifamily housing revenue bonds (the "Series C Bonds") in 2001 and 2002.

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     The Series C Bonds were part of three  larger bond issues,  a  $150,000,000 offering of multifamily housing revenue bonds by the City of Lee's Summit, Missouri in 2001, a $150,000,000 offering of multifamily housing revenue bonds by the Community Development Authority of the City of Manitowoc, Wisconsin in 2002, and a $150,400,000 offering of multifamily housing revenue bonds by the Oklahoma Housing Development Authority in 2002. Each of the bond issues was offered in three series, Series A, B and C. The Lee's Summit, Missouri Series C Bonds purchased by the Bank were in the principal amount of $4,600,000. The Manitowoc, Wisconsin Series C Bonds purchased by the Bank were in the principal amount of $4,600,000. The Oklahoma Series C Bonds purchased by the Bank were in the principal amount of $5,000,000. The Series A and B Bonds were sold by unrelated companies to third party investors but are no longer outstanding.

     The bonds were marketed and sold as tax-exempt investments.

     As part of the three Series C Bond investments, in 2001 and 2002, our subsidiary Gold Capital Management, Inc. received an aggregate of $450,000 in fees paid out of the proceeds of the Series C Bonds in connection with the transactions.

     We have referred to the Series C Bonds in our previous Exchange Act reports as high-yield, tax-free investments. The Bank received payments on the Series C Bonds in the amount of $1.940 million, $4.225 million, $4.375 million and $0.828 million in 2002, 2003, 2004 and 2005, respectively. We announced in a current report on Form 8-K dated September 21, 2004 and in a press release dated the same date the loss of principal and income from the call or potential call of the Series C Bonds (see "Loss and Potential Loss on Certain High-Yield Tax Exempt Bonds" in the September 21, 2004 press release attached as Exhibit 99.1 to the September 21, 2004 Form 8-K). We announced in a current report on Form 8-K dated October 21, 2004 and in our press release dated the same date after-tax losses of $11.0 million from the call or impairment of the Series C Bonds (see the press release attached as Exhibit 99.1 to the October 21, 2004 Form 8-K). For the quarter ended September 30, 2004, we recorded an aggregate impairment loss of $10.846 million on the Series C Bonds, as disclosed in our quarterly report on Form 10-Q for the quarter ended September 30, 2004, and our annual report on Form 10-K/A for the year ended December 31, 2004.

     In August 2005, the IRS notified the Bank it had made a proposed determination that the interest paid on the Lee's Summit, Missouri Series C Bonds was not excludable from the gross income of the Bank for tax purposes under Section 103 of the Internal Revenue Code (the "Code"). In September 2005, the IRS notified the Bank it had made a proposed determination that the interest paid on the Manitowoc, Wisconsin and Oklahoma Series C Bonds was not excludable from the gross income of the Bank for tax purposes under Section 103 of the Code. The Bank was also notified by the IRS in September 2005 that the IRS was commencing an examination of the bond offerings under Section 6700 of the Code (referred to in this report as "Code Section 6700") which has to do with the organization of tax shelters.

     We disputed the assertion by the IRS that the interest paid on the Series C Bonds was not excludable from the gross income of the Bank for federal income tax purposes, and have denied any liability under Code Section 6700 in connection with the bond offerings. We entered into confidential discussions with the IRS after being notified of its assertions that culminated in the IRS Settlement Agreements. We cooperated with the IRS examinations and decided to enter into the IRS Settlement Agreements for the purpose of resolving any uncertainty about the interest the Bank received on the Series C Bonds, and to avoid the cost, uncertainty and distraction of protracted litigation or administrative proceedings with the IRS.

     Pursuant to the IRS Settlement Agreements, we have agreed to make a one-time cash payment in the aggregate amount of $3.485 million in full settlement of all claims made by the IRS. We did not admit any liability or wrongdoing in connection with the settlement. The settlement payments are not deductible for tax purposes.

     Because the settlement amounts were probable and estimable as of September 30, 2005 due to the status of the ongoing negotiations, we recorded a charge as of that date for the settlement amount. The charge will be reflected in our financial statements as additional income tax expense for the quarter ended September 30, 2005. We did not believe there was any potential liability with respect to the Series C Bonds until commencement of the Code Section 6700 examination in September 2005.

     The IRS recited in the IRS Settlement Agreements that we relied upon the certifications, representations and opinions of the issuers of the Series C Bonds, certain other parties to the transactions and/or bond counsel in excluding interest received on the Series C Bonds from the gross income of the Bank for tax purposes. We believe other parties to the transactions are responsible to the Bank as a result of the IRS Settlement Agreements.

     By entering into the IRS Settlement Agreements, we have resolved any and all claims the IRS may have had against the Bank arising from the bond offerings and the Bank's purchase of the Series C Bonds. Certain current and former employees named in the IRS Settlement Agreements who were involved in the Series C Bond transactions have also been released from liability by the IRS. Under the IRS Settlement Agreements, the interest received on the Series C Bonds is not excludable from the gross income of the Bank for federal income tax purposes; however, the IRS has agreed that it will not impose any additional tax, interest, penalties, additions to tax, adjustments or assessments against the Bank with respect to the issuance of the bonds or the Bank's purchase and ownership of the Series C Bonds. The IRS has discontinued its examination under Code Section 6700 with respect to the Bank, will not impose any interest or penalties against the Bank under Code Section 6700, and has released the Bank from any liability under Code Section 6700 with regard to the issuance of the bonds and the Bank's purchase and ownership of the Series C Bonds. We will not be required to file amended tax returns for the years in which the Bank received interest on the Series C Bonds.

ITEM 8.01 OTHER EVENTS

     In separate but related matters, we have recovered an aggregate of $4.643 million in settlement of claims we made against other participants in the bond transactions.

     SETTLEMENT WITH OKLAHOMA BOND TRUSTEE

     We made a claim against the trustee of the Oklahoma Series C Bonds, asserting that the trustee acted improperly in its administration of the Oklahoma Series C Bonds and that it improperly paid fees and expenses to third parties out of bond proceeds in which the Bank had a security interest by virtue of the Bank's purchase of the Oklahoma Series C Bonds. The trustee denied any wrongdoing in connection with the Oklahoma Series C bonds.

     On September 29, 2005, we entered into a Settlement Agreement and Release with the trustee, pursuant to which the trustee made a cash payment of approximately $1.4 million to us and we released the trustee from liability in connection with the claims described above. The payment was received prior to the close of the quarter ended September 30, 2005. The settlement amount, net of a remaining write-off of the Oklahoma Series C Bonds of $0.753 million, was recorded as other non-interest income in the third quarter of 2005. As of September 30, 2005, all remaining book values of the Oklahoma Series C Bonds had been written off. We assigned to the trustee claims we may have had against the persons who received the fees and expense reimbursements that were the subject of our claims against the trustee. The settlement agreement provides that if we are subject to any claims by those persons, we will have a right of set-off in an amount equal to the difference between the settlement payment made to us by the trustee and the amounts we could have claimed against those persons in excess of the trustee's settlement payment.

     We released the trustee from any claims arising from the IRS determination that interest paid on the Oklahoma Series C Bonds was not excludable from the gross income of the Bank for tax purposes, together with any related assessments, penalties and interest. We and the trustee have reserved any and all claims which either party may have against any other persons which are not covered by the settlement agreement, including any claim arising from any determination by the IRS that interest paid on the Oklahoma Series A or Series B bonds is subject to federal income tax and related assessments, penalties and interest, and all claims against attorneys, advisors, underwriters and other parties.

     We will retain possession and ownership of the Oklahoma Series C Bonds for a period of one year, or such longer period as we reasonably determine is necessary for the protection of our interest and/or the prosecution of our claims which were reserved under the settlement agreement, after which time the Oklahoma Series C Bonds will be delivered to the trustee for cancellation.

     SETTLEMENT WITH BOND COUNSEL

     Gold Banc Corporation's corporate counsel also acted as bond counsel on all three bond issues. The firm issued opinions stating that, based on certain assumptions and conditions, under existing law as of the dates of the opinions, interest on the bonds was excluded for federal income tax purposes from the gross income of the bondholders. The firm's opinions were a factor relied upon by the Bank in purchasing the Series C Bonds. The Bank made claims against the firm in connection with the Series C Bonds, and the firm denied liability arising out of the bond transactions. We have agreed to settle our claims against the firm for a total of $3.25 million, consisting of $2.05 million in cash payments by the firm and $1.20 million in structured payments that include discounts on legal fees over a period of up to four years after the date of the settlement. We have received a total of $2.05 million in cash from the firm, and have realized $0.150 million in structured payments from the firm as of the date of this report. Of the $2.05 million cash settlement amount, $1.75 million was received after the end of the third quarter of 2005 and is expected to be recorded as income in the fourth quarter of 2005.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

     (d)  Exhibit 99.1 Press release dated October 17, 2005.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                             GOLD BANC CORPORATION, INC.

Dated:  October 18, 2005                     By:/s/ Richard J. Tremblay
                                                ----------------------------
                                                Richard J. Tremblay
                                                Chief Financial Officer